Exhibit 10.45

RESEARCH AGREEMENT

THIS AGREEMENT, effective this 17th day of Feb 2009, is entered into by and between NewLink Genetics, Inc. a corporation with its principal place of business at 2901 South Loop Drive, Suite 3900, Ames, Iowa 50010, hereinafter (“Sponsor”) and the MEDICAL COLLEGE OF GEORGIA RESEARCH INSTITUTE, INC., (hereinafter “MCGRI”) a non-profit research and educational corporation, located at the Medical College of Georgia, 1120 15th Street, Augusta, Georgia 30912-4810.

WHEREAS, the research program contemplated by this Agreement is of mutual interest and benefit to MCGRI and to Sponsor, and will further the instructional and research objectives of MCGRI in a manner consistent with its status as a nonprofit, tax-exempt, research and educational institution;

WHEREAS, the research program (hereinafter “Study”) will be performed through a subcontract to the Medical College of Georgia (hereinafter “MCG”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree to the following:

ARTICLE 1 - RESEARCH PERFORMANCE

1.1           The Study shall be performed as described in the Protocol entitled [*] and attached hereto as EXHIBIT A, under the direction of David Munn, MD as Principal Investigator. MCGRI and its subcontractor, MCG, do not represent, warrant or guarantee that any specific results shall be achieved. In the case of conflict between the terms of this Agreement and the Protocol or other attachments, the terms of this Agreement shall control.

1.2           MCGRI and MCG shall use reasonable efforts to perform such Study substantially in accordance with the terms and conditions of this Agreement. By signing below, the Principal Investigator agrees to undertake the obligations of the Investigator as set forth in the Protocol.

1.3           In the event that the Principal Investigator becomes unable or unwilling to continue the Study, and a mutually acceptable substitute is not available, MCGRI or Sponsor shall have the option to terminate said Study on thirty days written notice.

1.4           The Agreement Period is approximately January 1, 2008 through December 31, 2008, unless earlier terminated pursuant to this Agreement.

ARTICLE 2 - COSTS, BILLINGS AND OTHER SUPPORT

2.1           Sponsor agrees to pay MCGRI the sum of [*] for the entire Study. Sponsor shall pay the total cost of the Study, in three equal installments. The first payment will be made upon final execution of this agreement, and subsequent payments will follow in March and April 2009.

A final payment that includes all outstanding payments due will be sent within thirty (30) days after all data has been received by Sponsor and all queries have been resolved.

Checks should be made payable to:	MCG Research Institute

Mailing address for payments:	MCG Research Institute, Inc.
P.O. Box 945552
Atlanta, GA 30394-5552
Attn: Seq. No. 22751A

The MCGRI tax identification number is [*].

2.2           Sponsor acknowledges and agrees that payments made payable or sent to any individual or corporation other than as specified, shall not be credited towards fulfillment of Sponsor’s obligations under this Article.

2.3           MCG shall retain title to any equipment purchased with funds provided by Sponsor under this Agreement.

2.4           In the event of early termination of this Agreement by Sponsor pursuant to this Agreement, Sponsor shall pay all costs accrued by MCGRI as of the date of termination, including non-cancelable obligations, incurred prior to the effective date of termination.

ARTICLE 3 - DATA, REPORTS AND CONFERENCES

3.1           MCGRI agrees to complete case report forms under the Study promptly and to deliver these forms and any other necessary data related to the Study to representatives of Sponsor at periodic monitoring visits. All such information and material will become the property of Sponsor and may be freely utilized by Sponsor in any manner desired. MCGRI further agrees to assist Sponsor’s representatives in resolving any discrepancies or errors in case report forms and in performing random audits of original case records, laboratory reports and/or other raw data sources underlying data recorded on the case report forms. Sponsor will send copies of the final corrected case report forms to the Principal Investigator when complete.

3.2           MCGRI shall retain copies of all documentation relating to this Study as required by federal, state or local laws or regulations or by the Protocol, until all obligations of all persons associated with the Study have been completed.

3.3           During the term of this Agreement, representatives of MCGRI may meet with representatives of Sponsor at times and places mutually agreed upon to discuss the progress and results as well as ongoing plans, or changes therein, of the Study to be performed hereunder.

3.4           Sponsor will notify MCGRI prior to or concurrent with any monitoring visits.

ARTICLE 4 - ARTICLE 4 - CONFIDENTIALITY

4.1           MCGRI and MCG shall use that care which they use to protect their own confidential information not to disclose to any third party any information or data provided by Sponsor to MCGRI in connection with the Study and the Protocol which is marked by Sponsor as confidential or with a similar legend, or which is reduced to writing within 30 days after disclosure and designated as confidential (“Confidential Information”). Such confidentiality obligation shall be observed during the performance of the Study and for a period of three years following the termination or expiration date of this Agreement. Confidential Information shall be returned to Sponsor to the extent possible upon completion by MCGRI of its obligations under this agreement or upon demand.

4.2           The obligation to protect Sponsor’s Confidential Information shall not apply to any information that:

(1)                                  is already in the possession of, or is independently developed by, MCGRI as evidenced by written record,

(2)                                  is or becomes publicly available other than through breach of MCGRI’s confidentiality obligations,

(3)                                  is received by MCGRI from a third party without either knowledge of origination in Sponsor or obligation of confidence,

(4)                                  is released for disclosure by Sponsor with its written consent, or

(5)                                  is required to be disclosed by law, regulation or court order, including but not limited to the Georgia Open Records Act (providing that MCGRI has taken all reasonable efforts to keep information confidential to the extent permitted by such Act).

ARTICLE 5 - PUBLICATIONS

5.1           Sponsor recognizes that under MCGRI and MCG policy, the results of the Study must be publishable and agrees that researchers engaged in the Study shall be permitted to present at symposia, national or regional professional meetings, and to publish in journals, theses or dissertations, or otherwise of their own choosing, methods and results of the Study, provided, however, that Sponsor shall have been furnished copies of any proposed publication or presentation at least one month in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party. Sponsor shall have 30 days after receipt of said copies, to object to such proposed presentation or proposed publication because there is patentable subject matter which needs protection. In the event that Sponsor makes such objection, said researcher(s) shall refrain from making such publication or presentation for a maximum of four months from date of receipt of such objection in order for MCGRI to file patent application(s) with the United States Patent and Trademark Office or foreign patent office(s) directed to the patentable subject matter contained in the proposed publication or presentation.

ARTICLE 6 - INTELLECTUAL PROPERTY

6.1           All rights and title to MCGRI Intellectual Property under the Study shall belong to MCGRI, subject to the right of Sponsor to take an exclusive, or non-exclusive, royalty-bearing license to MCGRI Intellectual Property, as set forth in Article 7, below and shall be subject to the terms and conditions of this Agreement. “MCGRI Intellectual Property” shall mean individually and collectively all inventions, improvements or discoveries which are conceived or made by one or more employees of MCG in performance of the Study during Agreement Period.

6.2           MCGRI will promptly notify Sponsor of any MCGRI Intellectual Property. If Sponsor directs or MCGRI determines that a patent application or application for other intellectual property protection should be filed, MCGRI shall promptly prepare, file and prosecute such U. S. or foreign application in MCGRI’s name. If Sponsor directs MCGRI to file a patent application hereunder or desires to maintain its right to exercise either option (a) or (b) of Section 7.2, below, Sponsor shall bear all costs incurred in connection with such preparation, filing, prosecution and maintenance of U. S. and foreign application(s). Sponsor shall cooperate with MCGRI to assure that such application(s) will cover, to the best of Sponsor’s knowledge, all items of commercial interest and importance. While MCGRI shall be responsible for making decisions regarding scope and content of application(s) to be filed and prosecution thereof, Sponsor shall be given an opportunity to review and provide input thereto. MCGRI shall inform Sponsor of all developments with respect to such application(s) and shall promptly supply to Sponsor copies of all papers received and filed in connection with the prosecution thereof in sufficient time for Sponsor to comment thereon.

6.3           If Sponsor elects not to exercise its option as described below or decides to discontinue the financial support of the prosecution or maintenance of the protection, MCGRI shall be free to file or continue prosecution or maintain any such application(s), and to maintain any protection issuing thereon in the U.S. and in any foreign country at MCGRI’s sole expense. MCGRI hereby grants Sponsor a royalty-free, non-exclusive license to use MCGRI Intellectual Property within its own organization for any noncommercial purpose.  MCGRI hereby grants the first option, at Sponsor’s sole selection, for either (a) a non-exclusive, royalty-bearing license to use MCGRI Intellectual Property for any purpose except sublicensing, or (b) an exclusive royalty-bearing license with a right to sublicense. Terms and conditions of these licenses are to be negotiated in good faith and agreed upon between MCGRI and Sponsor. Provided Sponsor has participated in bearing patent expenses as described above, this option shall extend for a period of sixty days from the termination date of this Agreement. In the event that Sponsor acquires an exclusive license or right under this Agreement, Sponsor hereby grants to MCGRI the right to continue to use MCGRI Intellectual Property for any noncommercial purpose.

ARTICLE 7 - GRANT OF RIGHTS

Not applicable

ARTICLE 8 - TERM AND TERMINATION

8.1           This Agreement shall become effective upon the date first written above and shall continue in effect for the full duration of the Agreement Period, as specified in Article 1.5. The parties hereto may, however, extend the term of this Agreement for additional periods as desired under mutually agreeable terms and conditions which the parties reduce to writing and sign.

8.2           This Study may be terminated at any time by MCGRI for any valid cause or if required to protect patient safety (e.g., due to the occurrence of serious or unexpected adverse reactions) or by Sponsor for any valid cause, by either party’s giving thirty (30) days written notice to the other party. If this Study is terminated prior to completion, MCGRI shall furnish to Sponsor all case report forms, either completed or uncompleted, up to the date of termination, as well as all other Study materials, including but not limited to the Study Product.

8.3           No termination of this Agreement, however effectuated, shall release the parties from their rights and obligations accrued prior to the effective date of termination.

ARTICLE 9 - INDEMNIFICATION AND INSURANCE

9.1           Sponsor agrees to indemnify and hold harmless MCGRI and its duly authorized agents, servants and employees from all claims, demands, actions, causes of action and suites of whatever kind or nature and to indemnify MCGRI and its duly authorized agents, servants and employees from all damages, losses, judgments, costs and fees, including attorneys’ fees, [*], provided that:

(1)                                  MCGRI, and its agents, servants and employees have followed the Protocol described herein as Exhibit A and [*]; and

(2)                                  MCGRI promptly gives SPONSOR notice of, and the right to defend against, any claim or suit as well as the unconditional right to settlement of such suits in the sole discretion of SPONSOR; and

(3)                                  MCGRI agrees to cooperate fully with SPONSOR in its defense of any claim or suit.

9.2           MCGRI warrants and represents that MCG has adequate liability insurance, such protection being applicable to officers, employees, and agents while acting within the scope of their employment by MCG. MCG has no liability insurance policy as such that can extend protection to any other person.

9.3           Sponsor acknowledges that this Agreement does not confer upon Sponsor any right of claim of indemnification by the MCGRI or MCG, either express or implied.

ARTICLE 10 - INDEPENDENT CONTRACTOR

10.1         MCGRI shall be deemed to be and shall be an independent contractor and as such MCGRI shall not be entitled to any benefits applicable to employees of Sponsor.

10.2         Neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty or representation as to any matter. Neither shall be bound by the acts or conduct of the other.

ARTICLE 11 - USE OF NAME

11.1         Sponsor agrees that it will not use the name of MCGRI, MCG or the Principal Investigator or sub-investigators in any advertising or publicity material, or make any form of representation or statement in relation to the work conducted under the terms of this Agreement which would constitute an express or implied endorsement by MCGRI, MCG or the Principal Investigator or sub-investigators of any commercial product or service, and that it will not authorize others to do so, without first having obtained written approval from MCGRI.

ARTICLE 12 - CONFLICT OF INTEREST

12.1         MCG institutional policy requires that persons engaged in Sponsored research must disclose potential financial conflicts of interest with such research, including certain consulting, stock ownership, or other relationships with a company which Sponsors such research, and that MCG must take measures to eliminate or minimize any effects of such potential conflicts on the objectivity of such research. By signing below, Principal Investigator agrees to comply with MCG institutional policy and requirements governing conflict of interest.

ARTICLE 13 - NON-DISCRIMINATION

13.1         Neither MCGRI nor Sponsor shall discriminate against any person on the basis of race, national origin, religion, creed, sex, sexual orientation, age or handicaps in the performance of this Agreement.

ARTICLE 14 - GOVERNING LAW

14.1         This Agreement shall be governed and construed in accordance with the laws of the State of Georgia.

ARTICLE 15 - ASSIGNMENT

15.1         This Agreement shall not be assigned by either party without the prior written consent of the parties hereto, except that the parties hereby consent to the subcontracting of the research to the Medical College of Georgia.

15.2         This Agreement is assignable to any division of Sponsor, any majority stockholder of Sponsor, or any subsidiary of Sponsor in which fifty-one percent of the outstanding stock is owned by Sponsor.

ARTICLE 16 - COMPLETE AGREEMENT AND MODIFICATION

16.1         This writing contains the complete agreement of MCGRI and Sponsor, which stipulate that they have made no representation with respect to the subject matter of this Agreement including the execution and delivery hereof except such representations as are specifically set forth herein.

ARTICLE 17 - NOTICES

17.1         Notices hereunder shall be deemed made if given by registered or certified mail, postage prepaid, and addressed to the party to receive such notice at the address given below, or such other address as may hereafter be designated by notice in writing:

If to Sponsor:	If to MCGRI:
Sandra Carroll	Betty Aldridge
NewLink Genetics	Executive Director
2901 South Loop Drive	MCG Research Institute, Inc.
Ames, IA 50010	Medical College of Georgia
CJ-3301, 1120 15th Street,
Augusta, GA 30912-4810

ARTICLE 18 - AUDIT EXPENSES

18.1         In the event of an FDA or Sponsor-initiated audit, the Sponsor agrees to pay all actual costs incurred by MCGRI and the Medical College of Georgia as a direct result of the audit.

ARTICLE 19 - RECORDS RETENTION

19.1         In the event that the Sponsor wants study documents stored beyond 2 years after the close of the study, the Sponsor will be responsible for all study documents storage fees after that time.

AGREED TO:

NEWLINK GENETICS, INC.	MEDICAL COLLEGE OF GEORGIA RESEARCH INSTITUTE, INC.

/s/Nicholas N. Vahanian	/s/Betty Aldridge
Name:	Betty Aldridge
Title: COO	Executive Director

2/17/09

Date	Date

ACCEPTED BY:

/s/ David Munn 2-16-09
Principal Investigator (Signature) Date